Exhibit 99.1

[OSHKOSH TRUCK CORPORATION Letterhead]

November 29, 2007

Mr. Lee R. Mitau, Chairman of the Board
Mr. Patrick J. McHale, President and CEO
Graco Inc.
88 11th Avenue NE
Minneapolis, MN 55413

Dear Lee and Pat:

Please accept this as formal notice of my resignation from the Board of Directors effective January 1, 2008. Because of my schedule, I will not be able to attend the Management Organization & Compensation Committee meeting scheduled for December 6 or the Board meeting scheduled for December 7.

When I joined the Graco Board in 1999, it was my intent to only serve for eight to ten years. I feel that it is important for companies to bring in new talent to their Board every few years. It is that time for me to move on and look for other opportunities where my expertise can benefit a growing company and for Graco to bring in a new set of eyes to their Board.

During my time with Graco, I have seen a number of changes and have watched the company grow in a positive direction. I have a great deal of respect for the Company, the Board of Directors, the employees and the shareholders. I wish all the best to Graco in the future.

Sincerely,

/s/Robert G. Bohn
Robert G. Bohn
Chairman & Chief Executive Officer

RGB/css